PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-189888 Dated May 9, 2014
Royal Bank of Canada Airbag Phoenix Autocallable Optimization Securities
$981,000 Securities Linked to the Common Stock of Axiall Corporation due on November 16, 2015
$2,440,000 Securities Linked to the Common Stock of Fortinet, Inc. due on November 16, 2015
$2,146,000 Securities Linked to the Common Stock of VMware, Inc. due on November 16, 2015
Investment Description
Airbag Phoenix Autocallable Optimization Securities (the “Securities”) are unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of a specific company (the “Reference Stock”).  The issue price of each Security is $1,000.  Royal Bank of Canada will pay you a monthly coupon payment if the closing price of the Reference Stock on the applicable Coupon Observation Date (including the final valuation date) is equal to or greater than the coupon barrier. Otherwise, no contingent coupon will be paid for that month. If the closing price of the Reference Stock on any quarterly Autocall Observation Date is greater than or equal to the initial price, Royal Bank of Canada will automatically call the Securities and pay you the principal amount per Security plus the applicable contingent coupon payment for that date and no further amounts will be owed to you. If the Securities are not automatically called, Royal Bank of Canada will pay you on the maturity date either the principal amount per Security or, if the closing price of the Reference Stock on the final valuation date is below the conversion price, Royal Bank of Canada will deliver to you for each of your Securities a number of shares of the applicable Reference Stock equal to the principal amount per Security divided by the conversion price (the “share delivery amount”) (subject to adjustments in the case of certain corporate events described in the product prospectus supplement no. ABYON-2 under “General Terms of the Notes — Anti-dilution Adjustments”).  Regardless of whether Royal Bank of Canada pays your principal or delivers the share delivery amount at maturity, the  final contingent coupon will be payable at maturity if the closing price of the Reference Stock is at or above the coupon barrier on the final valuation date.

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. In exchange for potentially receiving a contingent coupon on the Securities, you are accepting the risk of receiving shares of the Reference Stock at maturity that are worth less than the principal amount of your Securities and the credit risk of Royal Bank of Canada for all payments under the Securities. Generally, the higher the contingent coupon rate on a Security, the greater the risk of loss on that Security. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.  If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment. The Securities will not be listed on any exchange.

Features	Key Dates
❑         Contingent Coupon — Royal Bank of Canada will pay a monthly contingent coupon payment if the closing price of the Reference Stock on the applicable Coupon Observation Date (including the final valuation date) is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the month.

❑         Automatically Callable — If the price of the Reference Stock on any quarterly Autocall Observation Date is greater than or equal to the initial price, we will automatically call the Securities and pay you the principal amount per Security plus the applicable contingent coupon payment for that date and no further amounts will be owed to you. If the Securities are not called, you may have downside market exposure to the Reference Stock at maturity.

❑         Contingent Repayment of Principal at Maturity— If the Securities are not previously called and the price of the Reference Stock does not close below the conversion price on the final valuation date, Royal Bank of Canada will pay you the principal amount at maturity, and you will not participate in any appreciation or depreciation in the value of the Reference Stock. If the price of the Reference Stock closes below the conversion price on the final valuation date, Royal Bank of Canada will deliver to you at maturity the share delivery amount for each of your Securities, which is expected to be worth less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date                                  May 9, 2014
Settlement Date                           May 14, 2014
Coupon Observation Dates1          Monthly
Autocall Observation Dates1          Quarterly
Final Valuation Date1                    November 9, 2015
Maturity Date1                             November 16, 2015
1      Subject to postponement in the event of a market disruption event and as described under “General Terms of the Notes — Payment at Maturity” in the accompanying product prospectus supplement no. ABYON-2.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE REFERENCE STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6, THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-4 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. ABYON-2 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. IF THE SECURITIES ARE NOT CALLED, YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.

Security Offerings
This pricing supplement relates to three separate Airbag Phoenix Autocallable Optimization Securities we are offering.  Each Security is linked to the common stock of a different company, and each of the Securities has a different contingent coupon rate, initial price, coupon barrier and conversion price, as specified in the table below. The Securities will be issued in minimum denominations equal to $1,000 and integral multiples of $1,000.

Reference Stock	Contingent Coupon Rate per Annum	Initial Price	Coupon Barrier	Conversion Price	CUSIP	ISIN
Common Stock of Axiall Corporation (AXLL)	10.00%	$43.83	$32.87, which is 75% of the initial price	$37.26, which is 85% of the initial price	78011Q352	US78011Q3526
Common Stock of Fortinet, Inc. (FTNT)	10.45%	$20.36	$14.25, which is 70% of the initial price	$16.29, which is 80% of the initial price	78011Q360	US78011Q3609
Common Stock of VMware, Inc. (VMW)	9.70%	$93.25	$69.94, which is 75% of the initial price	$79.26, which is 85% of the initial price	78011Q378	US78011Q3781

See “Additional Information About Royal Bank of Canada and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated July 23, 2013, the prospectus supplement dated July 23, 2013, product prospectus supplement no. ABYON-2 dated July 31, 2013 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement no. ABYON-2.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(1)		Proceeds to Us
Offering of the Securities	Total	Per Security	Total	Per Security	Total	Per Security
Common Stock of Axiall Corporation (AXLL)	$981,000	$1,000	$14,715	$15	$966,285	$985
Common Stock of Fortinet, Inc. (FTNT)	$2,440,000	$1,000	$36,600	$15	$2,403,400	$985
Common Stock of VMware, Inc. (VMW)	$2,146,000	$1,000	$32,190	$15	$2,113,810	$985

 (1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $15 per $1,000 principal amount of each Security.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 19 below.

The initial estimated value of the Securities as of the date of this document is $979.62 per $1,000 in principal amount for the Securities linked to AXLL, $971.79 per $1,000 in principal amount for the Securities linked to FTNT and $980.59 per $1,000 in principal amount for the Securities linked to VMW, which are all less than the price to public. The actual value of the Securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under ‘‘Key Risks’’ beginning on page 6, “Supplemental Plan of Distribution (Conflicts of Interest)” on page 19 and “Structuring the Securities” on page 19 of this pricing supplement.

The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Securities
You should read this pricing supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013, relating to our Series F medium-term notes of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. ABYON-2 dated July 31, 2013.  This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. ABYON-2, as the Securities involve risks not associated with conventional debt securities.

To the extent that the terms discussed in this pricing supplement differ from those discussed in the product prospectus supplement no. ABYON-2, the prospectus supplement, or the prospectus, such as in the case of the contingent coupon, the terms discussed herein will control. The Securities are a type of the “Notes” referred to in the product prospectus supplement.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. ABYON-2 dated July 31, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004230/j730133424b5.htm

♦	Prospectus supplement dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

♦	Prospectus dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Reference Stock.

♦     You believe the final price of the Reference Stock is not likely to be below the conversion price and, if it is, you can tolerate receiving shares of the Reference Stock at maturity worth less than your principal amount or that may have no value at all.

♦     You believe the closing price of the Reference Stock will be equal to or greater than the coupon barrier on the specified Coupon Observation Dates (including the final Observation Date).

♦     You understand and accept that you will not participate in any appreciation in the price of the Reference Stock and that any potential positive return on the Securities is limited to the applicable contingent coupons paid.

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Stock.

♦     You are willing and able to invest in a security that will be called on any Autocall Observation Date on which the closing price of the Reference Stock is greater than or equal to the initial price, and you are otherwise able to hold the Securities to maturity.

♦     You are willing to invest in Securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to trade the Securities.

♦     You are willing to invest in the Securities based on the applicable contingent coupon rate indicated on the cover page of this pricing supplement.

♦     You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the Reference Stock.

♦     You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that, if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You require an investment designed to provide a full return of principal at maturity.

♦     You are not willing to make an investment that may have the full downside market risk of an investment in the Reference Stock.

♦     You believe the final price of the Reference Stock is likely to be below the conversion price, which could result in a total loss of your initial investment.

♦     You cannot tolerate receiving shares of the Reference Stock at maturity worth less than your principal amount or that may have no value at all.

♦     You believe that the price of the Reference Stock will decline during the term of the Securities and is likely to close below the coupon barrier on the specified Coupon Observation Dates and below the conversion price on the final valuation date.

♦     You seek an investment that participates in the appreciation in the price of the Reference Stock or that has unlimited return potential.

♦     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Reference Stock.

♦     You are unwilling to invest in the Securities based on the applicable contingent coupon rate indicated on the cover page of this pricing supplement.

♦     You seek an investment for which there will be an active secondary market.

♦     You are unable or unwilling to invest in a security that will be called on any Autocall Observation Date on which the closing price of the Reference Stock is greater than or equal to the initial price, or you are otherwise unable or unwilling to hold the Securities to maturity.

♦     You seek guaranteed current income from this investment and are unwilling to forgo dividends paid on the Reference Stock.

♦     You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this pricing supplement and “Risk Factors” in the accompanying product prospectus supplement no. ABYON-2 for risks related to an investment in the Securities.

Final Terms of the Securities1
Issuer:	Royal Bank of Canada

Issue Price per Security:	$1,000 per Security.

Principal Amount per Security:	$1,000 per Security.

Term:	18 months, if not previously called

Reference Stock:	The common stock of a specific company, as set forth on the cover page of this pricing supplement.

Closing Price:	On any trading day, the last reported sale price of the Reference Stock on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

Initial Price:	The closing price of the applicable Reference Stock on the trade date, as set forth on the cover page of this pricing supplement.

Final Price:	The closing price of the applicable Reference Stock on the final valuation date.

Autocall Feature:
The Securities will be automatically called if the closing price of the Reference Stock on any Autocall Observation Date is greater than or equal to the initial price.

If the Securities are called, Royal Bank of Canada will pay you on the applicable Call Settlement Date a cash payment per Security equal to the principal amount per Security plus the applicable contingent coupon otherwise due on that day (the “call settlement amount”). No further amounts will be owed to you under the Securities.

Call Settlement Dates:
Two business days following the relevant Autocall Observation Date, except that the Call Settlement Date for the final Autocall Observation Date will be the Maturity Date. Each Call Settlement Date will occur on a Contingent Coupon Payment Date for the Securities.

Contingent Coupon:
If the closing price of the Reference Stock is equal to or greater than the coupon barrier on any Coupon Observation Date, Royal Bank of Canada will pay you the contingent coupon applicable to that Coupon Observation Date.

If the closing price of the Reference Stock is less than the coupon barrier on any Coupon Observation Date, the contingent coupon applicable to that Coupon Observation Date will not accrue or be payable and Royal Bank of Canada will not make any payment to you on the relevant Contingent Coupon Payment Date.

The contingent coupon will be a fixed amount based upon equal monthly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth the contingent coupon for each Security.

The table below reflects the contingent coupon rate of (i) 10.00% per annum for the Securities linked to the common stock of Axiall Corporation, (ii) 10.45% per annum for the Securities linked to the common stock of Fortinet, Inc. and (iii) 9.70% per annum for the Securities linked to the common stock of VMware, Inc.

Contingent Coupon (per Security)
Axiall Corporation	Fortinet, Inc.	VMware, Inc.
$8.3333	$8.7083	$8.0833

Contingent coupon payments on the Securities are not guaranteed. Royal Bank of Canada will not pay you the contingent coupon for any Coupon Observation Date on which the closing price of the applicable Reference Stock is less than the coupon barrier.

Contingent Coupon Rate:
The contingent coupon rate is (i) 10.00% per annum for the Securities linked to the common stock of Axiall Corporation, (ii) 10.45% per annum for the Securities linked to the common stock of Fortinet, Inc. and (iii) 9.70% per annum for the Securities linked to the common stock of VMware, Inc.

Coupon Barrier:
A percentage of the initial price of the Reference Stock, as specified on the cover page of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Anti-dilution Adjustments” in the product prospectus supplement).

Conversion Price:
A percentage of the initial price of the Reference Stock, as specified on the cover page of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Anti-dilution Adjustments” in the product prospectus supplement).

Payment at Maturity2:
➢     If the Securities are not automatically called prior to maturity, and the final price of the applicable Reference Stock is not below the conversion price and coupon barrier on the final valuation date, we will pay you at maturity an amount in cash equal to $1,000 for each $1,000 principal amount of the Securities, plus the final contingent coupon.

➢     If the Securities are not automatically called prior to maturity, and the final price of the applicable Reference Stock is below the conversion price and at or above the coupon barrier on the final valuation date, we will deliver to you at maturity a number of shares of the applicable Reference Stock equal to the share delivery amount (subject to adjustments) for each Security you own, plus the final contingent coupon.

➢     If the Securities are not automatically called prior to maturity, and the final price of the applicable Reference Stock is below the conversion price and below the coupon barrier on the final valuation date, we will deliver to you at maturity a number of shares of the applicable Reference Stock equal to the share delivery amount (subject to adjustments) for each Security you own, and no final contingent coupon will be paid.

The share delivery amount, if applicable, is expected to be worth less than the principal amount and may have a value equal to $0.

Share Delivery Amount2:
For Securities linked to the common stock of Axiall Corporation: 26.8384 shares per Security.

For Securities linked to the common stock of Fortinet, Inc.: 61.3874 shares per Security.

For Securities linked to the common stock of VMware, Inc.: 12.6167 shares per Security.

Each of which is the number of shares of the applicable Reference Stock per $1,000 principal amount Note equal to $1,000 divided by the applicable conversion price. The Share Delivery Amount for each Security is subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock.  See “General Terms of the Notes — Anti-dilution Adjustments” in product prospectus supplement no. ABYON-2.

1 Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
2 If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Reference Stock on the final valuation date.

Investment Timeline
Trade Date:
The closing price of the applicable Reference Stock (initial price) was observed, the applicable conversion price and share delivery amount were determined and the applicable contingent coupon rate was set.

Monthly (including at Maturity):
If the closing price of the Reference Stock is equal to or greater than the coupon barrier on any Coupon Observation Date, Royal Bank of Canada will pay the applicable contingent coupon payment on the applicable Contingent Coupon Payment Date.

Quarterly:
The Securities will be automatically called if the closing price of the applicable Reference Stock on any Autocall Observation Date is greater than or equal to the initial price. If the Securities are called, Royal Bank of Canada will pay you on the applicable Call Settlement Date a cash payment per Security equal to the principal amount of the Securities plus the applicable contingent coupon payment otherwise due on that day and no further amounts will be due to you under the Securities.

Maturity Date:	If the Securities have not been previously called, the final price is determined as of the final valuation date.

If the final price of the applicable Reference Stock is not below the conversion price and coupon barrier on the final valuation date, we will pay you an amount in cash equal to $1,000 for each $1,000 principal amount of the Securities plus the final contingent coupon.

If the final price of the applicable Reference Stock is below the conversion price and at or above the coupon barrier on the final valuation date, we will deliver to you a number of shares of the applicable Reference Stock equal to the share delivery amount for each Security you own, plus the final contingent coupon.2

If the final price of the applicable Reference Stock is below the conversion price and below the coupon barrier on the final valuation date, we will deliver to you a number of shares of the applicable Reference Stock equal to the share delivery amount for each Security you own, and no final contingent coupon will be paid.2

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT AS YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR HAVE NO VALUE AT ALL.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Coupon Observation Dates and Coupon Payment Dates(1)

Coupon Observation Dates	Contingent Coupon Payment Dates
June 12 2014	June 16 2014
July 10, 2014	July 14, 2014
August 12, 2014*	August 14, 2014
September 11, 2014	September 15, 2014
October 9, 2014	October 14, 2014
November 13, 2014*	November 17, 2014
December 11, 2014	December 15, 2014
January 12, 2015	January 14, 2015
February 12, 2015*	February 17, 2015
March 12, 2015	March 16, 2015
April 10, 2015	April 14, 2015
May 12, 2015*	May 14, 2015
June 11, 2015	June 15, 2015
July 10, 2015	July 14, 2015
August 13, 2015*	August 17, 2015
September 10, 2015	September 14, 2015
October 9, 2015	October 14, 2015
November 9, 2015*	November 16, 2015

*These Coupon Observation Dates are also Autocall Observation Dates. If the Securities are called, no further payments will be made.
_______________
(1)	The record dates for the contingent coupon payments are as set forth in the product prospectus supplement, in the section “General Terms of the Notes — Coupon Payments” on page PS-17.
Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. ABYON-2. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

Risks Relating to the Securities Generally

♦
Your Investment in the Securities May Result in a Loss:  The Securities differ from ordinary debt securities in that Royal Bank of Canada will not necessarily pay the full principal amount of the Securities at maturity. At maturity, if the Securities have not been previously called, Royal Bank of Canada will only pay you the principal amount of your Securities if the final price of the Reference Stock is greater than or equal to the conversion price. If the final price of the Reference Stock is below the conversion price, Royal Bank of Canada will deliver to you a number of shares of the applicable Reference Stock equal to the share delivery amount for each Security you then own. Therefore, if the Securities are not automatically called and the final price of the Reference Stock is below the conversion price, you will be exposed to any such decline below the conversion price at a higher percentage than the Reference Stock’s decline below the conversion price. For example, if the conversion price is 80% of the initial price and the final price is less than the conversion price, you will lose 1.25% of your principal amount at maturity for each additional 1% that the final price is less than the conversion price. If you receive shares of the applicable Reference Stock at maturity, the value of those shares is expected to be less than the principal amount of the Securities or may have no value at all.

♦
The Contingent Coupon Rate Per Annum Payable on the Securities Will Reflect in Part the Volatility of the Reference Stock, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity: “Volatility” refers to the frequency and magnitude of changes in the price of the Reference Stock.  The greater the volatility of the Reference Stock, the more likely it is that the price of that stock could close below its conversion price on the final valuation date, which would result in the loss of some or all of your principal. This risk will generally be reflected in a higher contingent coupon rate per annum payable on the Securities than the interest rate payable on our conventional debt securities with a comparable term. However, while the contingent coupon rate per annum was set on the trade date, the Reference Stocks’ volatility can change significantly over the term of the Securities, and may increase. The price of the Reference Stock could fall sharply as of the final valuation date, which could result in a significant loss of principal.

♦
Contingent Repayment of Principal Applies Only at Maturity: If your Securities are not automatically called, you should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, if any, you may have to sell your Securities at a loss relative to your initial investment, even if the price of the Reference Stock is above the conversion price.

♦
Reinvestment Risk: If your Securities are automatically called prior to the Maturity Date, no further payments will be owed to you under the Securities.  Therefore, because the Securities could be called as early as the first Autocall Observation Date, the holding period over which you would receive any applicable contingent coupon, which is based on the relevant contingent coupon rate, could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.

♦
Credit Risk of Royal Bank of Canada: The Securities are unsubordinated and unsecured debt obligations of Royal Bank of Canada and are not, either directly or indirectly, an obligation of any third party.  Any payments to be made on the Securities, including any repayment of principal, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return: The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the Reference Stock. Accordingly, if the Securities are called prior to maturity, you will not participate in the applicable Reference Stock’s appreciation, and your return will be limited to the principal amount plus any contingent coupons paid up to and including the Call Settlement Date. In addition, the total return on the Securities will vary based on the number of Coupon Observation Dates on which the contingent coupon becomes payable prior to maturity or an automatic call.  Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any Coupon Observation Dates after the applicable Call Settlement Date. Since the Securities could be called as early as the first Autocall Observation Date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the full downside performance of the Reference Stock even though your potential return is limited to the contingent coupon rate as we may deliver to you at maturity for each Security you own shares of the Reference Stock, which are expected to be worth less than the principal amount as of the maturity date.   As a result, the return on an investment in the Securities could be less than the return on a direct investment in the Reference Stock or on a similar security that allows you to participate in the appreciation of the price of the Reference Stock.

♦
You May Not Receive any Contingent Coupons: Royal Bank of Canada will not necessarily make periodic contingent coupon payments on the Securities.  If the closing price of the Reference Stock on a Coupon Observation Date is less than the coupon barrier, Royal Bank of Canada will not pay you the contingent coupon applicable to that Coupon Observation Date. If the closing price of the Reference Stock is less than the coupon barrier on each of the Coupon Observation Dates, Royal Bank of Canada will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities. Accordingly, if we do not pay the contingent coupon on the maturity date, you will incur a loss of principal, because the final price will be less than the applicable conversion price. In addition, regardless of whether Royal Bank of Canada pays your principal or delivers the share delivery amount at maturity, the final contingent coupon will be payable at maturity only if the closing price of the Reference Stock is at or above the coupon barrier on the final valuation date.

♦
Single Stock Risk:  The price of the Reference Stock can rise or fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.  You, as an investor in the Securities, should make your own investigation into the Reference Stock Issuer and the Reference Stock for your Securities.  We urge you to review financial and other information filed periodically by the Reference Stock Issuer with the SEC.

♦
The Common Stock of Fortinet, Inc. Has Limited Historical Information: Fortinet, Inc. commenced trading on November 18, 2009.  Because this underlying stock has a limited trading history, your investment in the Securities may involve a greater risk than investing in securities linked to one or more stocks with a more established record of performance

♦
No Dividend Payments or Voting Rights: As a holder of the Securities, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the Reference Stock would have.

♦
Owning the Securities Is Not the Same as Owning the Reference Stock: The return on your Securities may not reflect the return you would realize if you actually owned the Reference Stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the term of the Securities.  Further, the Reference Stock may appreciate over the term of the Securities and you will not participate in any such appreciation, which could be significant, even though you may be exposed to the decline of the Reference Stock at maturity.

♦
Lack of Liquidity: The Securities will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
The Initial Estimated Value of the Securities Is Less than the Price to the Public.   The initial estimated value for each of the Securities that is set forth on the cover page of this document, which is less than the public offering price you pay for the Securities, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Securities in any secondary market (if any exists) at any time.  If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the price of the applicable Reference Stock, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Securities.  These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Securities prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Securities. In addition, any price at which you may sell the Securities is likely to reflect customary bid-ask spreads for similar trades.  In addition to bid-ask spreads, the value of the Securities determined for any secondary market price is expected to be based on the secondary rate rather than the internal borrowing rate used to price the Securities and determine the initial estimated value.  As a result, the secondary price will be less than if the internal borrowing rate was used.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

Our Initial Estimated Value of the Securities Is an Estimate Only, Calculated as of the Time the Terms of the Securities Were Set — The initial estimated value of each of the Securities is based on the value of our obligation to make the payments on the Securities, together with the mid-market value of the derivative embedded in the terms of the Securities.  See “Structuring the Securities” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Securities.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Securities or similar securities at a price that is significantly different than we do.

The value of the Securities at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Securities and the amount that may be paid at maturity.

♦
Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the Reference Stock that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Reference Stock, and therefore the market value of the Securities.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of an investment in the Securities are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada Impact on Price: Trading or transactions by Royal Bank of Canada or its affiliates in the Reference Stock, or in futures, options, exchange-traded funds or other derivative products on the Reference Stock may adversely affect the market value of the Reference Stock, the closing price of the Reference Stock, and, therefore, the market value of the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities: In addition to the closing price of the Reference Stock on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual and expected volatility of the price of the Reference Stock;

♦	the time remaining to maturity of the Securities;

♦	the dividend rate on the Reference Stock;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the occurrence of certain events to the Reference Stock that may or may not require an adjustment to the terms of the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Anti-Dilution Protection for the Reference Stock Is Limited: The calculation agent will make adjustments to the initial price, the coupon barrier and the conversion price for certain events affecting the shares of the Reference Stock. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

Hypothetical Examples
The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any Reference Stock relative to its initial price. Royal Bank of Canada cannot predict the final price of any Reference Stock. You should not take these examples as an indication or assurance of the expected performance of any Reference Stock. The numbers appearing in the examples and table below have been rounded for ease of analysis. The following examples and table illustrate the Payment at Maturity per Security on a hypothetical offering of the Securities, based on the following assumptions*:

Term:
Autocall Observation Dates:
Coupon Observation Dates:
Hypothetical initial price of the Reference Stock:
Hypothetical coupon barrier:
Hypothetical conversion price:
Hypothetical share delivery amount:
Principal Amount:

18 months
Quarterly
Monthly
$10.00 per share
$7.00 (70.00% of the hypothetical initial price)
$8.00 (80.00% of the hypothetical initial price)
125 shares per Security ($1,000 / conversion price of $8.00)
$1,000 per Security

Hypothetical contingent coupon rate per annum:	8.00% ($6.67 per month)
Hypothetical dividend yield on the Reference Stock**:	2.25% over the term of the Securities (1.50% per annum).

*
Not the actual contingent coupon rate per annum, initial price, coupon barrier, conversion price or share delivery amount applicable to the Securities. The actual contingent coupon rate, the initial price, the coupon barrier, conversion price and the share delivery amount for each of the Securities are set forth in “Final Terms of the Securities” and on the cover page of this pricing supplement.

**
Hypothetical dividend yield holders of the Reference Stock might receive over the term of the Securities. Holders of the Securities will not be entitled to any dividend payments made on the Reference Stock.

Scenario #1: The Securities are called on the first Autocall Observation Date and the Reference Stock closed at or above the coupon barrier on all three Coupon Observation Dates.

Date	Closing Price	Payment (per Security)
First and Second Coupon Observation Date	$12.00 (at or above coupon barrier)	$13.34 (contingent coupons)
First Autocall Observation Date / Third Coupon Observation Date	$12.00 (at or above coupon barrier; at or above initial price)	$1,006.67 (call settlement amount)
	Total Payment:	$1,020.00 (2.00% return)

Since the Securities are called on the first Autocall Observation Date, Royal Bank of Canada will pay you on the Call Settlement Date a total of $1,006.67 per Security, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon payments of $13.34 received in respect of prior Coupon Observation Dates, Royal Bank of Canada will have paid you a total of $1,020.00 per Security, for a 2.00% total return on the Securities. No further amount will be owed to you under the Securities.

Scenario #2: The Securities are called on the third Autocall Observation Date and the Reference Stock closed at or above the coupon barrier on six of nine Coupon Observation Dates.

Date	Closing Price	Payment (per Security)
First and Second Coupon Observation Date	$9.00 (at or above coupon barrier)	$13.34 (contingent coupons)
First Autocall Observation Date / Third Coupon Observation Date	$9.00 (at or above coupon barrier; below initial price)	$6.67 (contingent coupon)
Fourth and Fifth Coupon Observation Date	$6.50 (below coupon barrier)	$0.00
Second Autocall Observation Date / Sixth Coupon Observation Date	$6.50 (below coupon barrier)	$0.00
Seventh and Eighth Coupon Observation Date	$11.00 (at or above coupon barrier)	$13.34 (contingent coupons)
Third Autocall Observation Date / Ninth Coupon Observation Date	$17.00 (at or above coupon barrier; at or above initial price)	$1,006.67 (call settlement amount)
	Total Payment:	$1,040.00 (4.00% return)

Since the Securities are called on the third Observation Date, Royal Bank of Canada will pay you on the Call Settlement Date a total of $1,006.67 per Security, reflecting your principal amount plus the applicable contingent coupon.  When added to the contingent coupon payments of $33.35 received in respect of prior Coupon Observation Dates, Royal Bank of Canada will have paid you a total of $1,040.00 per Security, for a 4.00% total return on the Securities.  No further amount will be owed to you under the Securities.  The return on the Securities is less than the return on a hypothetical investment in the Reference Stock.

Scenario #3: The Securities are NOT called and the final price of the Reference Stock is at or above the hypothetical conversion price and coupon barrier.

Date	Closing Price	Payment (per Security)
First and Second Coupon Observation Date	$8.50 (at or above coupon barrier)	$13.34 (contingent coupons)
First Autocall Observation Date / Third Coupon Observation Date	$8.50 (at or above coupon barrier; below initial price)	$6.67 (contingent coupon)
Fourth and Fifth Coupon Observation Date	$6.00 (below coupon barrier)	$0.00
Second Autocall Observation Date / Sixth Coupon Observation Date	$6.00 (below coupon barrier)	$0.00
Seventh and Eighth Coupon Observation Date	$6.25 (below coupon barrier)	$0.00
Third Autocall Observation Date / Ninth Coupon Observation Date	$6.25 (below coupon barrier)	$0.00
Tenth and Eleventh Coupon Observation Date	$6.75 (below coupon barrier)	$0.00
Fourth Autocall Observation Date / Twelfth Coupon Observation Date	$6.75 (below coupon barrier)	$0.00
Thirteenth and Fourteenth Coupon Observation Date	$8.75 (at or above coupon barrier)	$13.34 (contingent coupons)
Fifth Autocall Observation Date / Fifteenth Coupon Observation Date	$8.75 (at or above coupon barrier; below initial price)	$6.67 (contingent coupon)
Sixteenth and Seventeenth Coupon Observation Date	$9.50 (at or above coupon barrier)	$13.34 (contingent coupons)
Final Autocall and Coupon Observation Date	$9.25 (at or above conversion price and coupon barrier)	$1,006.67 (Payment at Maturity)
	Total Payment:	$1,060.00 (6.00% return)

At maturity, Royal Bank of Canada will pay you a total of $1,006.67 per Security, reflecting your principal amount plus the applicable contingent coupon.  When added to the contingent coupon payments of $53.36 received in respect of prior Coupon Observation Dates, Royal Bank of Canada will have paid you a total of $1,060.00 per Security, for a 6.00% total return on the Securities.

Scenario #4: The Securities are NOT called and the final price of the Reference Stock is below the hypothetical conversion price but above the coupon barrier.

Date	Closing Price	Payment (per Security)
First and Second Coupon Observation Date	$9.25 (at or above coupon barrier)	$13.34 (contingent coupons)
First Autocall Observation Date / Third Coupon Observation Date	$9.25 (at or above coupon barrier; below initial price)	$6.67 (contingent coupon)
Fourth and Fifth Coupon Observation Date	$8.25 (at or above coupon barrier)	$13.34 (contingent coupons)
Second Autocall Observation Date / Sixth Coupon Observation Date	$8.25 (at or above coupon barrier; below initial price)	$6.67 (contingent coupon)
Seventh and Eighth Coupon Observation Date	$7.50 (at or above coupon barrier)	$13.34 (contingent coupons)
Third Autocall Observation Date / Ninth Coupon Observation Date	$7.50 (at or above coupon barrier; below initial price)	$6.67 (contingent coupon)
Tenth and Eleventh Coupon Observation Date	$5.75 (below coupon barrier)	$0.00
Fourth Autocall Observation Date / Twelfth Coupon Observation Date	$5.75 (below coupon barrier)	$0.00
Thirteenth and Fourteenth Coupon Observation Date	$5.50 (below coupon barrier)	$0.00
Fifth Autocall Observation Date / Fifteenth Coupon Observation Date	$5.50 (below coupon barrier)	$0.00
Sixteenth and Seventeenth Coupon Observation Date	$4.00 (below coupon barrier)	$0.00
Final Autocall and Coupon Observation Date	$7.25 (below conversion price; at or above coupon barrier)	125 shares x $7.25 = $906.25 (value of shares delivered) plus $6.67 (cash contingent coupon payment)
	Total Payment:	$972.95 (-2.705% return)

Since the Securities are not called and the final price of the Reference Stock is below the hypothetical conversion price, Royal Bank of Canada will deliver to you at maturity the number of shares of the Reference Stock equal to the share delivery amount for every $1,000 principal amount of the Securities you hold and will pay cash at the final price for any fractional shares included in the share delivery amount. The value of shares received at maturity and the total return on the Securities at that time depends on the closing price of the Reference Stock on the maturity date, and could result in the loss of some or all of your principal.  In this example, Royal Bank of Canada will deliver to you at maturity 125 shares of the Reference Stock at $7.25 per share, which equates to a value of $906.25 (assuming the final price also equals the closing price at maturity), and will also pay to you the final contingent coupon payment of $6.67.  When added to the contingent coupon payments of $60.03 received in respect of prior Coupon Observation Dates, Royal Bank of Canada will have paid or delivered to you $972.95 per Security, for a loss on the Securities of 2.705%.

Scenario #5: The Securities are NOT called and the final price of the Reference Stock is below the hypothetical conversion price and below the coupon barrier.

Date	Closing Price	Payment (per Security)
First and Second Coupon Observation Date	$9.25 (at or above coupon barrier)	$13.34 (contingent coupons)
First Autocall Observation Date / Third Coupon Observation Date	$9.25 (at or above coupon barrier; below initial price)	$6.67 (contingent coupon)
Fourth and Fifth Coupon Observation Date	$8.25 (at or above coupon barrier)	$13.34 (contingent coupons)
Second Autocall Observation Date / Sixth Coupon Observation Date	$8.25 (at or above coupon barrier; below initial price)	$6.67 (contingent coupon)
Seventh and Eighth Coupon Observation Date	$7.50 (at or above coupon barrier)	$13.34 (contingent coupons)
Third Autocall Observation Date / Ninth Coupon Observation Date	$7.50 (at or above coupon barrier; below initial price)	$6.67 (contingent coupon)
Tenth and Eleventh Coupon Observation Date	$7.25 (at or above coupon barrier)	$13.34 (contingent coupons)
Fourth Autocall Observation Date / Twelfth Coupon Observation Date	$7.25 (at or above coupon barrier; below the initial price)	$6.67 (contingent coupon)
Thirteenth and Fourteenth Coupon Observation Date	$5.50 (below coupon barrier)	$0.00
Fifth Autocall Observation Date / Fifteenth Coupon Observation Date	$5.50 (below coupon barrier)	$0.00
Sixteenth and Seventeenth Coupon Observation Date	$4.00 (below coupon barrier)	$0.00
Final Autocall and Coupon Observation Date	$4.00 (below conversion price and coupon barrier)	125 shares x $4.00 = $500.00 (value of shares delivered)
	Total Payment:	$580.00 (-42.00% return)

Since the Securities are not called and the final price of the Reference Stock is below the hypothetical conversion price, Royal Bank of Canada will deliver to you at maturity the number of shares of the Reference Stock equal to the share delivery amount for every $1,000 principal amount of the Securities you hold and will pay cash at the final price for any fractional shares included in the share delivery amount. The value of shares received at maturity and the total return on the Securities at that time depends on the closing price of the Reference Stock on the maturity date, and could result in the loss of some or all of your principal.  In this example, Royal Bank of Canada will deliver to you at maturity 125 shares of the Reference Stock at $4.00 per share, which equates to a value of $500.00 (assuming the final price also equals the closing price at maturity).  When added to the contingent coupon payments of $80.00 received in respect of prior Coupon Observation Dates, Royal Bank of Canada will have paid or delivered to you $580.00 per Security, for a loss on the Securities of 42.00%.

What Are the Tax Consequences of the Securities?

U.S. Federal Income Tax Consequences

The following is a general description of certain U.S. tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying  prospectus) and replaces and supersedes the discussion of U.S. federal income taxation in the accompanying product prospectus supplement dated July 31, 2013 under “Supplemental Discussion of U.S. Federal Income Tax Consequences”. Except as otherwise noted under “Non-U.S. Holders” and “The Foreign Account Tax Compliance Act” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether the issuer of an underlying equity would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code. If the issuer of the underlying equity were so treated, certain adverse U.S. federal income tax consequences could possibly apply.  You should refer to any available information filed with the SEC by the issuer of the underlying equity and consult your tax advisor regarding the possible consequences to you in this regard, if any.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a Security with terms described in this pricing supplement as a  contingent income-bearing derivative contract linked to the underlying equity for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to  the contrary) to treat the Securities for all tax purposes in accordance with such characterization. Although the U.S. federal income tax treatment of the contingent coupons is uncertain, we intend to take the position, and the following discussion assumes, that such contingent coupons (including any coupon paid on or with respect to the call or maturity date) constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting. If the Securities are treated as described above, a U.S. holder should generally recognize capital gain or loss upon the call, sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time (other than amounts properly attributable to any contingent coupon, which would be taxed, as described above, as ordinary income) and the holder’s tax basis in the Securities. In general, a U.S. holder’s tax basis in the Securities will be equal to the price the holder paid for the Securities. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations.

If the Securities are settled by physical delivery of a number of shares of the Reference Stock at maturity, although no assurances can be provided in this regard, a U.S. holder may generally expect not to recognize gain or loss upon maturity. However, a U.S. holder would generally be required to recognize gain or loss, if any, with respect to any cash received in lieu of fractional shares, equal to the difference between the cash received and the pro rata portion of the tax basis allocable to those fractional shares. Any such gain or loss would be treated as capital gain or loss. A U.S. holder’s tax basis in the shares of the Reference Stock delivered would generally equal its tax basis in the Securities, other than any amount allocable to a fractional share. A U.S. holder’s holding period for the shares of the Reference Stock delivered would begin on the day after the shares of the Reference Stock are received.

Alternative Treatments. Alternative tax treatments of the Securities are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, it would also be possible to treat the Securities, and the Internal Revenue Service might assert that the Securities should be treated, as a single debt instrument. If the Securities have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the Securities are so treated, a holder would generally be required to accrue interest currently over the term of the Securities irrespective of the amount of contingent coupons, if any, made on the Securities. In addition, any gain a holder might recognize upon the call, sale or maturity of the Securities would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the Securities, and thereafter, would be capital loss.

Because of the absence of authority regarding the appropriate tax characterization of the Securities, it is also possible that the Internal Revenue Service could seek to characterize the Securities in a manner that results in other tax consequences that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the call, sale or maturity of the Securities should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.

The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to treat the Securities for U.S. federal income tax purposes in accordance with the treatment described in this pricing supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting. Payments made with respect to the Securities and proceeds from the sale of the Securities may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the Internal Revenue Service or allowed as a credit against the holder's U.S. federal income tax, provided the holder makes a timely filing of an appropriate tax return or refund claim.

Reports will be made to the Internal Revenue Service and to holders that are not excepted from the reporting requirements.

Non-U.S. Holders. The following discussion applies to non-U.S. holders of the Securities. A non-U.S. holder is a beneficial owner of a Security that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

While the U.S. federal income tax treatment of the Securities (including proper characterization of the contingent coupons for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of the contingent coupons paid to a non-U.S. holder unless such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. (in which case, to avoid withholding, the non-U.S. holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a non-U.S. holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on a Form W-8BEN, or a substitute or successor form). In addition, special rules may apply to claims for treaty benefits made by corporate non-U.S. holders. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service. The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will depend on the proper characterization of the contingent coupons under U.S. federal income tax laws and whether such treaty rate or exemption applies to such payments.  No assurance can be provided on the proper characterization of the contingent coupons for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty.  Non-U.S. holders must consult their tax advisors in this regard.

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on any gain (not including for the avoidance of doubt any amounts properly attributable to any contingent coupon which would be subject to the rules discussed in the previous paragraph) upon the call, sale or maturity of the Securities, provided that (i) the holder complies with any applicable certification requirements (which certification may generally be made on a Form W-8BEN, or a substitute or successor form), (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the call, sale or maturity of the Securities.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

As discussed above, alternative characterizations of the Securities for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Securities to become subject to withholding tax in addition to the withholding tax described above, we will withhold tax at the applicable statutory rate. The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the Securities should be subject to withholding tax. Prospective investors should consult their own tax advisors in this regard.

Under proposed U.S. Treasury Department regulations, withholding due to any payment being treated as a “dividend equivalent” (as discussed on page PS-36 of the product prospectus supplement) will begin no earlier than January 1, 2016.  In addition, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding.

The Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act ("FATCA") (Sections 1471 through 1474 of the Code) will impose a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount), dividends (and dividend equivalents), or other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends ("Withholdable Payments"), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury to collect and provide to the U.S. Treasury substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. A Security may constitute an account for these purposes. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

In addition, under FATCA, "passthru payments" made by a foreign financial institution to "recalcitrant holders" or non-compliant foreign financial institutions are subject to a 30% U.S. withholding tax.  A "recalcitrant holder" generally is a holder of an account with a foreign financial institution that fails to comply with reasonable requests for information that will help enable the relevant foreign financial institution to comply with its reporting requirements (a Security may constitute an account for these purposes). Pursuant to U.S. Treasury regulations, a passthru payment is any Withholdable Payment and any "foreign passthru payment", which has yet to be defined. Under the regulations, the 30% U.S. withholding tax on "recalcitrant holders" or non-compliant foreign financial institutions may be imposed on U.S. source payments (e.g. dividend equivalent payments) made by an Issuer with respect to the Securities after 30 June 2014 and on non-U.S. source payments made by an Issuer with respect to the Securities after 31 December 2016.

These withholding and reporting requirements will generally apply to payments made after 30 June 2014 and if the relevant Issuer determines withholding is appropriate with respect to the Securities, the relevant Issuer will withhold tax at the applicable statutory rate without being required to pay any additional amounts with respect to amounts so withheld. However, the withholding tax will not be imposed on payments pursuant to obligations outstanding on 1 July 2014 or on obligations giving rise to withholdable payments solely because payments are treated as dividend equivalent payments if the obligation is outstanding six months after the date on which the obligation becomes subject to such treatment. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Holders are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Securities.

Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the accompanying product prospectus supplement, together with the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

Information About the Reference Stocks
Included on the following pages is a brief description of the issuers of each of the respective Reference Stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the Reference Stocks. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Reference Stocks as an indication of future performance.

Each of the Reference Stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the Reference Stocks with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the Reference Stocks under the Exchange Act can be located by reference to its SEC Central Index Key (“CIK”) number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Axiall Corporation
According to publicly available information, Axiall Corporation manufactures and markets chemical and plastic products. The company's products include electrochemicals, methanol, and aromatic chemicals. The company's products are sold for further processing into a variety of end-use applications, such as plastic piping, window frames made from PVC resins, and bonding agents for wood products.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 805264. The company’s common stock is listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “AXLL.”

Historical Information

The following table sets forth the quarterly high, low and period-end closing prices for this Reference Stock, based on daily closing prices on the NYSE, as reported by Bloomberg.  The closing price of this Reference Stock on May 9, 2014 was $43.83.  The historical performance of this Reference Stock should not be taken as an indication of its future performance during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/1/2010	3/31/2010	$18.68	$14.20	$18.49
4/1/2010	6/30/2010	$21.52	$13.34	$13.34
7/1/2010	9/30/2010	$16.79	$11.26	$16.34
10/1/2010	12/31/2010	$24.46	$15.88	$24.06
1/1/2011	3/31/2011	$37.26	$24.10	$37.00
4/1/2011	6/30/2011	$40.09	$23.10	$24.14
7/1/2011	9/30/2011	$25.26	$13.83	$13.83
10/1/2011	12/30/2011	$20.57	$12.85	$19.49
1/1/2012	3/31/2012	$35.17	$20.75	$34.88
4/1/2012	6/30/2012	$36.48	$24.35	$25.67
7/1/2012	9/30/2012	$40.18	$25.65	$36.22
10/1/2012	12/31/2012	$46.74	$35.39	$41.28
1/1/2013	3/31/2013	$64.65	$41.33	$62.16
4/1/2013	6/30/2013	$60.10	$41.06	$42.58
7/1/2013	9/30/2013	$45.64	$37.54	$37.79
10/1/2013	12/31/2013	$49.95	$36.65	$47.44
1/1/2014	3/31/2014	$46.36	$38.37	$44.92
4/1/2014	5/9/2014*	$48.37	$43.68	$43.83

* As of the date of this pricing supplement, available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through May 9, 2014.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of this Reference Stock from January 1, 2008 to May 9, 2014, based on the initial price of $43.83, which was the closing price of this Reference Stock on May 9, 2014, the conversion price of $37.26, which is equal to 85% of the initial price and the coupon barrier of $32.87, which is equal to 75% of the initial price.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE

Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of information obtained from Bloomberg Financial Markets.

Fortinet, Inc.
According to publicly available information, Fortinet, Inc. provides network security solutions. The company offers network security appliances and related software, and subscription services. The company’s systems integrate the industry's broadest suite of security technologies, including firewall, VPN, antivirus, intrusion prevention (IPS), Web filtering, antispam, and traffic shaping.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 1262039. The company’s common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the ticker symbol “FTNT.”

Historical Information

The following table sets forth the quarterly high, low and period-end closing prices for this Reference Stock, based on daily closing prices on the NASDAQ, as reported by Bloomberg.  The closing price of this Reference Stock on May 9, 2014 was $20.36.  The historical performance of this Reference Stock should not be taken as an indication of its future performance during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/1/2010	3/31/2010	$10.06	$7.85	$8.79
4/1/2010	6/30/2010	$9.32	$7.51	$8.22
7/1/2010	9/30/2010	$12.61	$8.00	$12.50
10/1/2010	12/31/2010	$16.73	$12.04	$16.18
1/1/2011	3/31/2011	$22.00	$16.55	$22.00
4/1/2011	6/30/2011	$27.29	$18.94	$27.29
7/1/2011	9/30/2011	$28.17	$16.25	$16.80
10/1/2011	12/30/2011	$25.76	$16.53	$21.81
1/1/2012	3/31/2012	$27.83	$19.90	$27.65
4/1/2012	6/30/2012	$28.44	$20.41	$23.22
7/1/2012	9/30/2012	$27.68	$20.93	$24.14
10/1/2012	12/31/2012	$24.80	$17.81	$21.07
1/1/2013	3/31/2013	$25.00	$19.06	$23.68
4/1/2013	6/30/2013	$22.98	$16.53	$17.50
7/1/2013	9/30/2013	$21.43	$17.28	$20.26
10/1/2013	12/31/2013	$21.98	$16.76	$19.13
1/1/2014	3/31/2014	$23.86	$19.02	$22.03
4/1/2014	5/9/2014*	$23.30	$20.36	$20.36

* As of the date of this pricing supplement, available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through May 9, 2014.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of this Reference Stock from November 18, 2009* to May 9, 2014, based on the initial price of $20.36, which was the closing price of this Reference Stock on May 9, 2014, the conversion price of $16.29, which is equal to 80% of the initial price and the coupon barrier of $14.25, which is equal to 70% of the initial price.

* This Reference Stock began trading publicly on November 18, 2009. As a result, there is no trading information prior to that date.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE

Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of information obtained from Bloomberg Financial Markets.

VMware, Inc.
According to publicly available information, VMware, Inc. provides virtualization solutions from the desktop to the data center. The company's products address a range of IT problems, including cost and operational inefficiencies, business continuity, software lifecycle management and desktop management.

Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 1124610. The company’s common stock is listed on the NYSE under the ticker symbol “VMW.”

Historical Information

The following table sets forth the quarterly high, low and period-end closing prices for this Reference Stock, based on daily closing prices on the NYSE, as reported by Bloomberg.  The closing price of this Reference Stock on May 9, 2014 was $93.25.  The historical performance of this Reference Stock should not be taken as an indication of its future performance during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/1/2010	3/31/2010	$54.49	$41.58	$53.30
4/1/2010	6/30/2010	$72.52	$52.47	$62.59
7/1/2010	9/30/2010	$87.80	$63.28	$84.94
10/1/2010	12/31/2010	$91.02	$73.12	$88.91
1/1/2011	3/31/2011	$97.00	$74.81	$81.54
4/1/2011	6/30/2011	$100.23	$78.54	$100.23
7/1/2011	9/30/2011	$107.75	$76.76	$80.38
10/1/2011	12/30/2011	$103.25	$76.85	$83.19
1/1/2012	3/31/2012	$112.46	$81.67	$112.37
4/1/2012	6/30/2012	$114.62	$84.06	$91.04
7/1/2012	9/30/2012	$102.27	$80.29	$96.74
10/1/2012	12/31/2012	$97.33	$83.36	$94.14
1/1/2013	3/31/2013	$99.00	$70.37	$78.88
4/1/2013	6/30/2013	$78.95	$65.53	$66.99
7/1/2013	9/30/2013	$89.16	$65.58	$80.90
10/1/2013	12/31/2013	$90.18	$77.24	$89.71
1/1/2014	3/31/2014	$110.67	$87.10	$108.02
4/1/2014	5/9/2014*	$111.80	$90.00	$93.25

* As of the date of this pricing supplement, available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through May 9, 2014.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of this Reference Stock from January 1, 2008 to May 9, 2014, based on the initial price of $93.25, which was the closing price of this Reference Stock on May 9, 2014, the conversion price of $79.26, which is equal to 85% of the initial price and the coupon barrier of $69.94 equal to 75% of the initial price.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE

Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it will purchase from us to investors or to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” on page PS-15 of the accompanying product prospectus supplement no. ABYON-2.

The value of the Securities shown on your account statement may be based on RBCCM’s estimate of the value of the Securities if RBCCM or another of our affiliates were to make a market in the Securities (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Securities in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately six months after the issue date of the Securities the value of the Securities that may be shown on your account statement may be higher than RBCCM’s estimated value of the Securities at that time.  This is because the estimated value of the Securities will not include the underwriting discount and our hedging costs and profits; however, the value of the Securities shown on your account statement during that period may be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Securities.  Any such excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Securities, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Securities that we repurchase and our negotiated arrangements from time to time with UBS.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

Structuring the Securities

The Securities are our debt securities, the return on which is linked to the performance of the applicable Reference Stock.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Securities reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that resulted in a higher initial estimated value of the Securities at the time their terms are set than if the secondary market rate was used. Unlike the estimated value included on the cover of this document, any value of the Securities determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Securities than if our initial internal borrowing rate were used.

In order to satisfy our payment obligations under the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the applicable Reference Stock, and the tenor of the Securities.  The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduced the economic terms of the Securities to you.  The initial offering price of each of the Securities also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for each of the Securities on the pricing date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Securities Will Be Less than the Price to the Public” above.

Terms Incorporated in Master Note

The terms appearing above under the caption “Final Terms of the Securities” and the provisions in the accompanying product prospectus supplement no. ABYON-2 dated July 31, 2013 under the caption “General Terms of the Notes”, are incorporated into the master note issued to DTC, the registered holder of the Securities.

Validity of the Securities

In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 24, 2013, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on July 24, 2013.

In the opinion of Morrison & Foerster LLP, when the Securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Securities will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 24, 2013, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated July 24, 2013.